Exhibit 99.1

Contact:	Monica Levy (media)	For Immediate Release
	414-524-2695	January 20, 2006
Glen Ponczak (investors)
414-524-2375
JOHNSON CONTROLS REPORTS RECORD EARNINGS OF $0.86 PER
DILUTED SHARE FROM CONTINUING OPERATIONS; CONFIRMS
EARNINGS GUIDANCE FOR FULL-YEAR 2006
     January 20, 2006 . . . . Milwaukee, Wisconsin. . . . Johnson Controls, Inc. (JCI) today reported that it earned a record $0.86 per diluted share from continuing operations for the first quarter of fiscal 2006, an increase of 6% over the prior year’s $0.81.
     In addition, the company confirmed its guidance for double-digit earnings growth on a full-year basis.
     Chairman and Chief Executive Officer John M. Barth said, “I am pleased to report that we have completed our first quarter in line with our plan. We are delivering on the expectations we set forth in October, and remain confident that 2006 will be another record year for Johnson Controls.”
     Mr. Barth continued, “Our acquisition of York International was completed on December 9, 2005, and our integration process is beginning to unlock the value this strategic combination will bring to Johnson Controls customers, employees and shareholders. I wish to thank our 136,000 employees around the world for their dedication to our customers’ success, which enables us to sustain our profitable growth.”
First-Quarter 2006 Results
     For the three months ended December 31, 2005, sales increased 14% to a record $7.5 billion from $6.6 billion last year, reflecting organic growth by the interior experience and power solution businesses as well as revenues from the acquisitions of York and the Delphi battery business (effective July 2005).
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Johnson Controls
January 20, 2006

     Operating income was a record $231 million, an increase of 5% over $219 million for the prior year. Higher power solutions and European interior experience earnings were partially offset by lower North American interior experience results and costs associated with the York acquisition.
     Excluding the impact of the York acquisition and foreign exchange, both sales and operating income increased 10% over the first quarter of fiscal 2005.
     Net interest expense increased $18 million primarily due to the York acquisition. The company’s base effective tax rate declined to 24.3% from 26.5% in the prior-year quarter. In addition, the company recorded a one-time tax benefit of $16 million in the current quarter versus a $12 million benefit last year. Income from continuing operations totaled $167 million, up 7% from $156 million in 2005.
     For the first quarter of 2006, building efficiency sales including York increased 31% to $1.8 billion from $1.4 billion in 2005. Operating income increased 4%, to $36.9 million from $35.4 million including acquisition related costs. Excluding the impact of the York acquisition, sales decreased 2% as growth in control systems and technical services was offset by lower facility management sales and foreign exchange.
     Operating income from the controls related lines of business rose 12% due to an improved performance in North America. York’s results for the one-month include sales of $465 million and an operating loss of $3 million. Excluding acquisition costs, York’s earnings performance was on plan and substantially above the prior year. The backlog of uncompleted contracts was $3.2 billion, up 60% from $2.0 billion in the previous year. Compared with backlogs on December 31, 2004, controls was up 5% and York’s increased 10%.
     Power solutions sales were up 35% to $976 million from $720 million due to increased unit shipments in the Americas and Europe as well as the impact of the Delphi battery acquisition. Operating income increased 17% to $109 million from $93 million, due to the higher volume and operational efficiencies. These increases were partially offset by higher lead costs, most of which are expected to be recovered in customer pricing.
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Johnson Controls
January 20, 2006

     Interior experience sales for the first quarter of fiscal 2006 totaled $4.7 billion, up 5% over $4.5 billion in the 2005 period, primarily reflecting the launch of new programs in North America, Europe and Asia. Excluding the impact of foreign exchange, sales increased 9%. Industry light vehicle production in North America was approximately 3% higher than the prior year amount while European production is estimated to have been 1% lower. Operating income decreased 5%, to $86 million versus $91 million in the prior year as a substantial earnings improvement in the European business was more than offset by lower North American results reflecting higher commodity costs as well as costs associated with a customer’s recently announced restructuring plan. Excluding the impact of foreign exchange, operating income increased 1%.
     Total debt increased to $5.3 billion as a result of the funding of the York acquisition. The company’s total debt to total capitalization at December 30, 2005 was 46%, increasing from 28% at September 30, 2005.
     Johnson Controls said it will explore strategic alternatives for the Bristol Compressor business, which is part of York International. The first-quarter earnings for this business have been reported separately as discontinued operations in the Consolidated Statement of Income.
2006 Full Year and Second Quarter Outlook
     The fiscal 2006 earnings outlook provided by the company on October 11, 2005 remains unchanged. The company forecasts that its diluted earnings per share from continuing operations for 2006 will be in a range of $5.00 to $5.15, with expected revenues of approximately $32 billion.
     The company expects that its financial position will remain strong, and anticipates that its ratio of total debt to total capitalization will decline to approximately 40% by the end of the fiscal year.
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Johnson Controls
January 20, 2006

     For the second quarter of 2006 the company anticipates sales of approximately $8 billion, a 16% increase over the second quarter of 2005, and diluted earnings per share from continuing operations of $0.73 to $0.75. Excluding the expected dilutive impact of the York acquisition in the second quarter of approximately $0.19 per share, earnings per share are forecast to increase 8 — 11%, to $0.92 to $0.94, compared with $0.85 the prior year.
     “There are challenges to overcome in all of our industries, but along with challenges come opportunities,” Mr. Barth said. “We continue to transform our businesses, increase our competitiveness, expand our markets and apply our innovation, execution and cost reduction disciplines. Our businesses were awarded major new contracts in the first quarter of 2006, which is a testament to our continued ability to deliver value to our customers. We believe we are well positioned to meet our financial targets for 2006 and beyond.”
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     Johnson Controls is a global leader in interior experience, building efficiency and power solutions. The company provides innovative automotive interiors that help make driving more comfortable, safe and enjoyable. For buildings, it offers products and services that optimize energy use and improve comfort and security. Johnson Controls also provides batteries for automobiles and hybrid electric vehicles, along with systems engineering and service expertise. Johnson Controls (NYSE: JCI), founded in 1885, is headquartered in Milwaukee, Wisconsin. For additional information, visit http://www.johnsoncontrols.com.
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     Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal 2006 that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements, including information concerning possible or assumed future risks. For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the ability to increase prices due to higher raw material costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, the successful integration of York, as well as those factors discussed in the Company’s Form 8-K filing (dated January 19, 2006) and the risk factors as filed with the SEC January 9, 2006, could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

January 20, 2006 Page 5
JOHNSON CONTROLS, INC.
CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data; unaudited)

	Three Months
	Ended December 31,
	2005	2004
Net sales
Products and systems*	$6,641.6	$5,813.8
Services*	886.0	804.0

	7,527.6	6,617.8

Cost of sales
Products and systems	5,940.8	5,150.8
Services	670.2	661.6

	6,611.0	5,812.4

Gross profit	916.6	805.4

Selling, general and administrative expenses	685.6	586.1

Operating income	231.0	219.3

Interest income	2.4	4.1
Interest expense	(47.1)	(30.6)
Equity income	24.2	21.3
Miscellaneous — net	7.8	(4.2)

Other income (expense)	(12.7)	(9.4)

Income from continuing operations before income taxes and minority interests	218.3	209.9

Provision for income taxes	37.5	38.9
Minority interests in net earnings of subsidiaries	13.5	14.8

Income from continuing operations	167.3	156.2

(Loss) income from discontinued operations, net of income taxes	(1.9)	12.2

Net income	$165.4	$168.4

Earnings per share from continuing operations
Basic	$0.87	$0.82

Diluted	$0.86	$0.81

Earnings per share
Basic	$0.86	$0.88

Diluted	$0.85	$0.87

*	Products and systems consist of interior experience and power solutions products and systems and building efficiency products and installed systems. Services relate solely to the building efficiency business.
The accompanying notes are an integral part of the financial statements.

January 20, 2006

JOHNSON CONTROLS, INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions; unaudited)

	December 31,	September 30,	December 31,
	2005	2005	2004
ASSETS
Cash and cash equivalents	$167.6	$171.3	$107.9
Accounts receivable — net	5,336.9	4,672.2	3,802.5
Costs and earnings in excess of billings on uncompleted contracts	354.5	314.5	308.0
Inventories	1,579.0	983.1	913.5
Assets of discontinued operations	139.3	—	598.1
Other current assets	1,384.5	997.7	845.2

Current assets	8,961.8	7,138.8	6,575.2

Property, plant and equipment — net	3,971.2	3,581.6	3,477.1
Goodwill — net	5,683.3	3,732.6	3,713.4
Other intangible assets — net	776.3	289.0	299.0
Investments in partially-owned affiliates	436.7	444.9	464.5
Other noncurrent assets	1,392.7	957.5	825.6

Total assets	$21,222.0	$16,144.4	$15,354.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$728.4	$684.0	$901.9
Current portion of long-term debt	603.9	80.9	217.4
Accounts payable	4,099.9	3,937.5	3,358.9
Accrued compensation and benefits	893.7	704.4	576.8
Accrued income taxes	137.7	44.3	14.7
Billings in excess of costs and earnings on uncompleted contracts	264.8	225.7	218.8
Liabilities of discontinued operations	37.6	—	176.2
Other current liabilities	2,023.3	1,164.6	993.1

Current liabilities	8,789.3	6,841.4	6,457.8

Long-term debt	4,001.9	1,577.5	1,668.5
Postretirement health and other benefits	266.5	158.7	163.6
Minority interests in equity of subsidiaries	167.7	195.6	142.5
Other noncurrent liabilities	1,843.7	1,313.1	1,340.8
Shareholders’ equity	6,152.9	6,058.1	5,581.6

Total liabilities and shareholders’ equity	$21,222.0	$16,144.4	$15,354.8

The accompanying notes are an integral part of the financial statements.

January 20, 2006

JOHNSON CONTROLS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions; unaudited)

	Three Months
	Ended December 31,
	2005	2004
Operating Activities
Net income	$165.4	$168.4
Loss (gain) and income from discontinued operations	1.9	(12.2)

Income from continuing operations	167.3	156.2
Adjustments to reconcile income from continuing operations to cash provided by operating activities
Depreciation	144.7	151.8
Amortization of intangibles	6.3	5.9
Equity in earnings of partially-owned affiliates, net of dividends received	7.6	(20.9)
Minority interests in net earnings of subsidiaries	13.5	14.8
Deferred income taxes	20.2	(0.4)
Other	(14.1)	(0.5)
Changes in working capital, excluding acquisition of businesses and discontinued operations
Receivables	(51.5)	194.1
Inventories	9.0	(6.9)
Other current assets	(4.2)	(58.5)
Restructuring reserves	(23.8)	—
Accounts payable and accrued liabilities	(359.2)	(261.0)
Accrued income taxes	105.9	9.7
Billings in excess of costs and earnings on uncompleted contracts	(13.7)	15.1

Cash provided by operating activities of continuing operations	8.0	199.4

Investing Activities
Capital expenditures	(68.8)	(140.1)
Sale of property, plant and equipment	8.3	4.2
Acquisition of businesses, net of cash acquired	(2,564.2)	(33.1)
Recoverable customer engineering expenditures	—	(3.3)
Changes in long-term investments	19.2	(7.7)

Cash used by investing activities	(2,605.5)	(180.0)

Financing Activities
Increase in short-term debt — net	15.5	88.5
Increase in long-term debt	2,526.2	3.4
Repayment of long-term debt	(75.1)	(76.7)
Payment of cash dividends	(3.8)	(3.6)
Other	135.5	12.1

Cash provided by financing activities	2,598.3	23.7

Cash used by discontinued operations	(4.5)	(34.4)

	—	—
(Decrease) increase in cash and cash equivalents	$(3.7)	$8.7

The accompanying notes are an integral part of the financial statements.

January 20, 2006

FOOTNOTES
1. Earnings Per Share
Basic earnings per share (EPS) are computed by dividing net income by the weighted average number of common shares outstanding. Diluted weighted average shares add the dilutive effect of common stock equivalents which would arise from the exercise of stock options.

	Three Months
	Ended December 31,
(in millions)	(unaudited)
	2005	2004

Weighted Average Shares
Basic	193.2	190.7
Diluted	195.4	193.6

Outstanding at period end	194.2	191.2
2. Business Highlights

	Three Months
	Ended December 31,
(in millions)	(unaudited)
	2005	2004	%

Net Sales
Building efficiency	$1,343.4	$1,377.3	-2%
Interior experience — North America	2,175.1	2,057.5	6%
Interior experience — Europe	2,186.5	2,151.3	2%
Interior experience — Asia	382.4	311.5	23%
Power solutions	975.5	720.2	35%
York International	464.7	—	*

Total	$7,527.6	$6,617.8

Operating Income
Building efficiency	$39.8	$35.4	12%
Interior experience — North America	30.2	58.4	-48%
Interior experience — Europe	57.9	25.3	129%
Interior experience — Asia	(2.6)	7.1	*
Power solutions	108.6	93.1	17%
York International	(2.9)	—	*

Total	$231.0	$219.3

*	Metric not meaningful
Building efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market.
Interior experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions - Designs and manufactures automotive batteries for the replacement and original equipment markets.
York International - Provides heating, ventilating, air conditioning and refrigeration products and services for the residential and non-residential buildings market.
3. Acquisition
On December 9, 2005, the Company completed its acquisition of York International Corporation (York). The Company paid $56.50 for each outstanding share of common stock plus the assumption of debt. The total value of the acquisition was approximately $3.2 billion, including approximately $565 million of debt. The Company initially financed the acquisition by issuing unsecured commercial paper. The commercial paper was refinanced with long-term debt on January 17, 2006, and is recorded as long-term debt in the December 31, 2005 Consolidated Statement of Financial Position.

January 20, 2006 Page 9
4. Adoption of Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment”
Effective October 1, 2005, the Company adopted a new accounting standard related to stock-based compensation, and the cumulative impact was not significant to the Company’s operating results. As part of this adoption, the Company’s first quarter results reflect the application of a proposed FASB Staff Position (expected to be finalized in early February) with respect to the accounting for the change in control cash settlement provisions in certain of its stock option plans.
5. Discontinued Operations
The Company acquired York’s Bristol Compressor business as part of the York acquisition on December 9, 2005. The Company is currently exploring strategic alternatives for this business.
In February 2005, the Company completed the sale of its engine electronics business to Valeo for approximately $316 million euro, or approximately $419 million. This non-core business was a part of the Sagem SA automotive electronics business that was acquired in fiscal 2002 and was included in the interior experience — Europe segment.
In March 2005, the Company completed the sale of its Johnson Controls World Services Inc. subsidiary to IAP Worldwide Services Inc. for approximately $260 million. This non-strategic business was acquired in fiscal 1989 from Pan Am Corporation and was included in the building efficiency segment.
The Bristol Compressor business, the engine electronics business and the Johnson Controls World Services Inc. subsidiary are reported as discontinued operations in the Consolidated Financial Statements in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
6. Non-GAAP Reconciliation
The following table reconciles the Company’s Non-GAAP amount included in the press release to the most directly comparable GAAP amount:

	Second Quarter Earnings Per Share Guidance
	(unaudited)
	2006	2005
	(estimate)	(actual)	% Inc

Non-GAAP EPS from continuing operations	$0.92 - 0.94	$0.85	8-11%
Second quarter impact of York Acquisition
York operating loss	(0.02)	—
Incremental interest expense	(0.17)	—
Restructuring costs	—	(0.92)
European capital loss tax credit	—	0.35

GAAP EPS from continuing operations	$0.73 - 0.75	$0.28	161-168%